                                 SCHEDULE 14A

                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Under Rule 14a-12

                      New Hampshire Thrift Bancshares, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------
     (5) Total fee paid:

     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.

     -------------------------------------------------------------------------
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------
     (3) Filing Party:

     -------------------------------------------------------------------------
     (4) Date Filed:

     -------------------------------------------------------------------------

                  [NEW HAMPSHIRE THRIFT BANCSHARES, INC. LOGO]



                                            March 8, 2002

Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of New Hampshire Thrift Bancshares, Inc. (the "Company" or "NHTB"), the holding company for Lake Sunapee Bank, fsb (the "Bank" or "LSB"), to be held on April 11, 2002, at the Lake Sunapee Bank Building, 1868 Room, 9 Main Street, Newport, New Hampshire, at 10:00 a.m.

         The items of business, which will be considered and voted upon this year, are explained in the accompanying Proxy Statement. Even if you are planning to attend, please complete and return the enclosed Proxy Card. This will guarantee that your preference will be expressed, and you will still be able to vote your shares in person if you attend.

         If you have any questions about the Proxy Statement or the 2001 Annual Report, please let us hear from you.

                                            Sincerely,

                                            /s/ John J. Kiernan
                                            ---------------------
                                            John J. Kiernan
                                            Chairman of the Board

                      New Hampshire Thrift Bancshares, Inc.
                                  9 Main Street
                                   P.o. Box 9
                                Newport, NH 03773
                                 (603) 863-0886

                    Notice of Annual Meeting of Stockholders

                         Date:   Thursday, April 11, 2002
                         Time:   10:00 a.m., local time
                         Place:  Lake Sunapee Bank Building
                                 1868 Room
                                 9 Main Street
                                 Newport, NH 03773

     At our 2002 Annual Meeting, we will ask you to:

..    Elect three directors to serve for a three-year term expiring at the
     2005 annual meeting. The following three directors are the Board of Directors' nominees to serve a three year term:

     Leonard R. Cashman            Stephen W. Ensign          Dennis A. Morrow

..    Ratify the appointment of Shatswell, MacLeod & Company, P.C. as our independent certified public accountants for the fiscal year ending December 31, 2002; and

..    Transact any other business as may properly come before the Annual Meeting.

     You may vote at the Annual Meeting if you were a stockholder of the Company at the close of business on February 14, 2002, the record date.

                                             By Order of the Board of Directors,

                                             /s/ Stephen R. Theroux
                                             --------------------------
                                             Stephen R. Theroux
                                             Executive Vice President &
                                             Corporate Secretary

Newport, New Hampshire
March 8, 2002

     The Board of Directors urges you to sign, date and return your proxy card as soon as possible, even if you currently plan to attend the annual meeting. This will not prevent you from voting in person at the meeting if you desire, and you may revoke your proxy by written instrument at any time prior to the vote at the Annual Meeting. Please indicate on the proxy card if you will be attending the meeting.

                      New Hampshire Thrift Bancshares, Inc.
                                  9 Main Street
                                   P.o. Box 9
                                Newport, NH 03773
                                (603) 863-0886

                             ----------------------
                                 Proxy Statement
                             ----------------------

General

      We have sent you this Proxy Statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled "Voting Rights."

      We began mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy card on or about March 8, 2002 to all stockholders entitled to vote. If you owned the Company's common stock ("Common Stock") at the close of business on February 14, 2002, the record date, you are entitled to vote at the Annual Meeting. On the record date, there were 1,956,506 shares of Common Stock outstanding.

Quorum

      A quorum of stockholders is necessary to hold a valid meeting. If the holders of at least one-third of the total number of the outstanding shares of Common Stock of the Company entitled to vote are represented in person or by proxy at the Annual Meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the Annual Meeting.

Voting Rights

      You are entitled to one vote at the Annual Meeting for each share of the Company's Common Stock that you owned at the close of business on February 14, 2002. The number of shares you own (and may vote) is listed at the top of the back of the proxy card.

      You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which we will provide to you at the Annual Meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares FOR each of the proposals identified in the Notice of the Annual Meeting.

      If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this Proxy Statement, we know of no other matters that may be presented at the Annual Meeting, other than those listed in the Notice of the Annual Meeting.

Vote Required

Proposal 1:                   The three nominees for director who receive the
Elect Three Directors         most votes will be elected. So, if you do not vote
                              for a nominee, or you indicate, "withhold authority" for any nominee on your proxy card, your vote will not count "for" or "against" the nominee. You may not vote your shares cumulatively for the election of directors.

Proposal 2:                   The affirmative vote of a majority of the shares
Ratify Appointment of         present in person or by proxy at the Annual
Independent Public            Meeting and entitled to vote on this proposal is
Accountants                   required to  ratify the appointment of Shatswell,
                              MacLeod & Company, P.C. as the Company's independent certified public accountants. So, if you "abstain" from voting, it has the same effect as if you voted "against" this proposal.

Effect of Broker Non-Votes

      If your broker holds shares that you own in "street name," the broker may vote your shares on the two proposals listed above even if the broker does not receive instructions from you. If your broker does not vote on any of the proposals, this will constitute a "broker non-vote." Here is the effect of a "broker non-vote":

..     Proposal 1: Elect Three Directors. A broker non-vote would have no effect on the outcome of this proposal because only a plurality of votes cast is required to elect a director.

..     Proposal 2: Ratify Appointment of Independent Public Accountants. A broker non-vote would have no effect on the outcome of this proposal.

Revoking Your Proxy

      You may revoke your proxy at any time before it is exercised by:

..     Filing with the Secretary of the Company a letter revoking the proxy;

..     Submitting another signed proxy with a later date; and

..     Attending the Annual Meeting and voting in person, provided you file a written revocation with the Secretary of the Annual Meeting prior to the voting of such proxy.

      If your shares are not registered in your own name, you will need appropriate documentation from your stockholder of record to vote personally at the Annual Meeting. Examples of such documentation include a broker's statement, letter or other document that will confirm your ownership of shares of the Company.

Solicitation of Proxies

      The Company will pay the costs of soliciting proxies from its stockholders. The Company has engaged Morrow & Co., Inc. to assist in the solicitation of proxies for the meeting. The Company will pay Morrow & Co., Inc. $2,500 in fees and out-of-pocket expenses for its services.

      Directors, officers or employees of the Company and the Bank may also solicit proxies by:

..     mail;

..     telephone; and

..     other forms of communication.

      We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Obtaining an Annual Report on Form 10-K

      If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 2001, which will be filed with the Securities and Exchange Commission ("SEC"), we will send you one (without exhibits) free of charge. Please write to:

      Stephen R. Theroux
      Executive Vice President & Corporate Secretary
      New Hampshire Thrift Bancshares, Inc.
      9 Main Street
      P.O. Box 9
      Newport, NH 03773

                        Proposal 1--Election of Directors

General

      The Company's Board of Directors currently consists of ten members. The Board nominated Leonard R. Cashman, Stephen W. Ensign and Dennis A. Morrow to serve a three-year term for election as directors at the Annual Meeting. All of the nominees are currently serving on the Company's Board of Directors. Mr. Kenneth D. Weed will be retiring from service as a director of the Company effective as of the Annual Meeting.

      If any nominee is unable or does not qualify to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election or cease to qualify to serve as directors, the Board will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy.

Information about Nominees and Continuing Directors

      Set forth below is certain biographical information with respect to the nominees, the continuing Directors and Executive Officers. Each of these persons has been engaged in the principal occupation or employment specified for the past five years unless otherwise noted.

Nominees for Election as Director

Class II Directors - Terms to Expire in 2005

      Leonard R. Cashman, age 59, is an owner and a partner of C.O.H. Properties. He is also involved in the marketing of specialized group medical insurance products. He was formerly Vice President and General Manager of P&C Foods, Inc. Mr. Cashman has been a director since 1997.

      Stephen W. Ensign, age 54, has been associated with LSB since 1971 and served as Senior Vice President, Senior Loan Officer and Executive Vice President prior to his election as President, Chief Operating Officer and Director, effective May 1987. On January 1, 1992 he was elected Chief Executive Officer of LSB. Mr. Ensign is a Director of NHTB, having served in such capacity since 1989. Formerly its Executive Vice President, he was elected President and Chief Executive Officer of the Company effective January 1, 1992. In 1997, Mr. Ensign was elected Vice Chairman of the Board of Directors of both NHTB and LSB.

      Dennis A. Morrow, age 65, is retired. He was formerly the Sales Manager of Cote and Reney Lumber Company in Grantham, New Hampshire. He held this position for 23 years. He has served as a Director of LSB since 1984 and NHTB since 1989.

      The Board of Directors Recommends a Vote "For" the Election of the Nominees for Directors.

Continuing Directors

Class III Directors - Terms to Expire in 2004

      Peter R. Lovely, age 58, has been associated with LSB since 1980. In 1983, he formed the Brokerage Services Department and served as Investment Manager of the Newport, New London, and Upper Valley offices until his retirement in 1998. He has served as a director of LSB since 1996.

      Stephen R. Theroux, age 52, was elected Executive Vice President effective May, 1987 and previously served as Chief Financial Officer. He has served as a Director of LSB since 1986. Mr. Theroux is Executive Vice President and Director of NHTB having served in such capacities since 1989. Mr. Theroux has served as Chief Operating Officer of LSB since 1997. Mr. Theroux is the son-in-law of John
J. Kiernan.

      Joseph B. Willey, age 59, is a principal owner, partner and Chief Executive Officer of Pro-Cut International, LLC., a company engaged in the manufacture, sale and export of automotive repair products. He has served as a director of LSB since 1997 and a director of NHTB since 1999.

Class I Directors - Terms to Expire in 2003

      John A. Kelley, Jr., age 72, is a retired building contractor and is the owner of a commercial laundromat located in Warner, New Hampshire. He has served as a Director of LSB since 1975, and NHTB since 1989.

      John J. Kiernan, age 75, has been associated with LSB since 1960. He has served as a Director of the Bank since 1968 and was elected Chairman of the Board in 1984. He has served as a Director and Chairman of the Board of NHTB since 1989. Prior to his retirement on December 31, 1991, he served as Chief Executive Officer of LSB and President and Chief Executive Officer of NHTB. Mr. Kiernan is the father-in-law of Stephen R. Theroux.

      Jack H. Nelson, age 57, is the Chairman of the Board of Directors of North East Environmental Products Inc., a manufacturer and distributor of water treatment equipment. Mr. Nelson has been a director since 1997.

Information about Board of Directors and Management

Board of Directors

      The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of the Company. The Company's executive officers and management oversee the day-to-day operations of the Company. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, which are held on a monthly basis. Our directors also discuss business and other matters with the Chairman and the President, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

      The Board of Directors held thirteen (13) meetings during the fiscal year ended December 31, 2001. Except for Mr. Willey, each incumbent director attended at least 75% of the meetings of the Board of Directors plus committee meetings on which that particular director served during this period unless such absences were otherwise excused by the Board of Directors.

Committees of the Board

         The Board of Directors of the Company has established the following committees:

Executive                     The Executive Committee considers strategic,
Committee                     planning and industry issues and is authorized to
                              act as appropriate between meetings of the Board of Directors.

                              Directors Ensign, Kelley, Kiernan, Theroux and Weed serve as members of the committee.

                              The Executive Committee did not meet in the 2001 fiscal year.

Corporate                     The Corporate Organization Committee reviews the
Organization                  corporate structure of the Company and the
Committee                     committee of the Board and makes recommendations
                              to management for improvements to corporate structure.

                              Directors Ensign, Kelley, Kiernan, Theroux and Weed serve as members of the committee.

                              The Corporate Organization Committee met two times in the 2001 fiscal year.

Compensation                  The Compensation Committee assesses the structure
Committee                     of the management team and the overall performance
                              of the Bank and the Company. It oversees executive compensation by approving salary increases and reviews general personnel matters such as staff performance evaluations.

                              Directors Kelley, Kiernan and Weed serve as members of the committee.

                              The Compensation Committee met two times in the 2001 fiscal year.

Audit                         The Audit Committee is responsible for review of
Committee                     the reports by the internal auditor and
                              independent public accountants of LSB and NHTB, and to make recommendations to management, based on its review of these reports, for improved or changed operating procedures that it considers desirable or necessary.

                              Directors Lovely, Morrow and Nelson serve as members of the committee.

                              The Audit Committee met seven times in the 2001 fiscal year.

Audit Committee Report

          New Hampshire Thrift Bancshares, Inc. Audit Committee Report

     The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). Pursuant to such rules and regulations, this report shall not be deemed "soliciting materials," filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended.

     The Audit Committee has reviewed and discussed the audited financial statements with management. The committee has also reviewed and discussed with Shatswell MacLeod & Co., P.C., the Company's independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented.

     The Audit Committee also has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No.1, Independence Discussions with Audit Committee), as may be modified or supplemented, and has discussed Shatswell MacLeod & Co., P.C.'s independence with that firm.

     Based on the foregoing discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                       Audit Committee of New Hampshire Thrift Bancshares, Inc.

                               /s/ Dennis A. Morrow (Chairman)
                               /s/ Jack H. Nelson
                               /s/ Peter R. Lovely

     The full Board of Directors acts as a Nominating Committee for the Company. Nominations, other than those made by or at the direction of the Board of Directors of the Company, must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Company, not less than 30 nor more than 90 days prior to the meeting; provided, however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely, must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting is mailed or such public disclosure was made.

Directors' Compensation

     All of the Directors of the Company also serve as Directors of LSB. Each non-employee director of LSB receives an annual retainer of $12,000 plus an additional $100 for each committee meeting attended. The Chairman of the Board of Directors receives an annual retainer of $17,000. Non-employee directors are also eligible for awards under the NHTB's 1998 Stock Option Plan.

Executive Officers

     The following individuals are executive officers of the Company and hold the offices set forth below opposite their names.

     Name                   Position Held with the Company and the Bank
     ----                   -------------------------------------------
     John J. Kiernan        Chairman of the Board of Directors

     Stephen W. Ensign      Vice Chairman, President and Chief Executive Officer

     Stephen R. Theroux     Executive Vice President, Chief Operating Officer
                            and Corporate Secretary

     Daryl J. Cady          Senior Vice President and Chief Financial Officer

     The Board of Directors elects the executive officers of the Company and the Bank annually. The elected officers hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors. The Company has entered into Employment Agreements with certain of its executive officers, which set forth the terms of their employment. See "Employment Contracts and Termination of Employment Agreements."

     Biographical information of executive officers of the Company and the Bank is set forth below.

     John J. Kiernan, age 75, has been associated with LSB since 1960. He has served as a Director of the Bank since 1968 and was elected Chairman of the Board in 1984. He has served as a Director and Chairman of the Board of NHTB since 1989. Prior to his retirement on December 31, 1991, he served as Chief Executive Officer of LSB and President and Chief Executive Officer of NHTB. Mr. Kiernan is the father-in-law of Stephen R. Theroux.

     Stephen W. Ensign, age 54, has been associated with LSB since 1971 and served as Senior Vice President, Senior Loan Officer and Executive Vice President prior to his election as President, Chief Operating Officer and Director, effective May 1987. On January 1, 1992 he was elected Chief Executive Officer of LSB. Mr. Ensign is a Director of NHTB, having served in such capacity since 1989. Formerly its Executive Vice President he was elected President and Chief Executive Officer of the Company effective January 1, 1992. In 1997, Mr. Ensign was elected Vice Chairman of the Board of Directors of both NHTB and LSB.

     Stephen R. Theroux, age 52, was elected Executive Vice President effective May, 1987 and previously served as Chief Financial Officer. He has served as a Director of LSB since 1986. Mr. Theroux is Executive Vice President and Director of NHTB having served in such capacities since 1989. Mr. Theroux has served as Chief Operating Officer of LSB since 1997. Mr. Theroux is the son-in-law of John
J. Kiernan.

     Daryl J. Cady, age 40, has been associated with LSB since 1985 and has served in various positions since that time. Ms. Cady was elected Senior Vice President and the Chief Financial Officer of the Bank and the Company effective April 1998. Ms. Cady is a certified public accountant, a member of the AICPA, and a member of the Financial Managers Society.

                  Executive Compensation and Other Information

     Since the formation of the Company in April 1989, none of its Executive Officers and Directors has received any compensation from the Company. The Directors and Executive Officers have received all of their remuneration from LSB.

Compensation Committee Report

       New Hampshire Thrift Bancshares, inc. Compensation Committee Report

     The report of New Hampshire Thrift Bancshares, Inc.'s Compensation Committee and performance graph included in this section are provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, the report and the graph are not to be deemed "soliciting materials," filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the 1934 Securities Exchange Act of 1934, as amended.

     While the Company does not pay direct cash compensation to its officer(s), the officer(s) are also officer(s) of the Bank and are compensated directly by the Bank. Members of the Compensation Committee are non-employee members of the Board of Directors. Management offers and provides input, advice, and comparative data regarding salary administration, but compensation decisions and recommendations made concerning Mr. Ensign are made without the participation of Mr. Ensign. The Compensation Committee meets at least annually to review and make recommendations to the Board of Directors regarding the compensation of the Chief Executive Officer and certain other executives.

     In general, executive compensation is intended to attract and retain qualified executives, to recognize and reward contributions and achievements, and to provide a financial package that is competitive. Components of a compensation package may include base salary, a bonus, retirement plan(s), a 401(k) plan, expense reimbursements, use of a company owned vehicle, stock options, and/or any other form of compensation deemed appropriate.

     Compensation levels are intended to be consistent and competitive with the practices of other comparable financial institutions and the level of responsibility. In making its determinations, the Compensation Committee utilizes surveys of executive officer compensation packages for depository institutions and their holding companies with particular focus on the level of compensation paid by institutions of comparable size and characteristics primarily within the New England region. Any adjustments to compensation amounts are based on the overall contribution of the executive to the attainment of the financial goals of the Bank and the Company and such executive's record of achievement in directing the activities for which such executive is responsible. Among the factors considered are stock price performance, earnings per share and book value per share.

     During the fiscal year ended December 31, 2001, Mr. Ensign's base salary was $192,500, which represented a $7,500 increase from the previous fiscal year based on the preceding factors discussed. Based on the operating results for the year ended December 31, 2000, no bonus was paid to Mr. Ensign. Following a review of available survey data, the Compensation Committee believes that Mr. Ensign's compensation is appropriate based upon a review of Mr. Ensign's performance in managing the Company.

             The Compensation Committee of New Hampshire Thrift Bancshares, Inc.

                                            /s/ John A. Kelley, Jr.
                                            /s/ John J. Kiernan
                                            /s/ Kenneth D. Weed

Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended December 31, 2001, our Compensation Committee consisted of Directors Kelley, Kiernan and Weed with Mr. Kiernan serving as Chairman. During fiscal 2001, there were no interlocks between members of the compensation committee or executive officers of the Company and corporations with respect to which such persons are affiliated.

Performance Graph

     The following graph compares the Company's total cumulative shareholder return by an investor who invested $100 on December 31, 1996 in each of the following:

..    The Russell 2000 Index;

..    A hypothetical fund with investments in the stock of peer corporations (the
     "Peer Group"); and

..    New Hampshire Thrift Bancshares, Inc.

     The Peer Group consists of New England financial institutions with assets totaling between $200 million and $600 million. The members of the Peer Group are:

Abington Bancorp, Inc.        Falmouth Bancorp, Inc.         Northeast Bancorp, Inc.
Bar Harbor Bankshares, Inc.   First Coastal Corporation(1)   Northway Financial, Inc.
Bay State Bancorp, Inc.       Mystic Financial, Inc.         Westbank Corporation
Central Bancorp, Inc.

                                    [GRAPHIC]

                                                     Cumulative Total Return
                                       -----------------------------------------------------
                                         12/96    12/97    12/98    12/99    12/00    12/01
                                       -----------------------------------------------------
New Hampshire Thrift Bancshares, Inc.   100.00   170.46   133.22   113.79   118.21   154.70
Russell 2000                            100.00   122.36   119.25   144.60   140.23   143.71
Peer Group                              100.00   179.57   142.00   117.31   122.86   167.02

---------------------
(1) First Coastal Corporation was acquired by Norway Bancorp, Inc. on August 31, 2001. Total cumulative shareholder returns have been calculated through this date.

Summary Compensation Table

         The following table provides certain summary information concerning compensation paid or accrued by LSB to or on behalf of the Company's Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer (the "Named Executive Officers") for the last three fiscal years ended December 31, 2001. During that time, no other Executive Officer received salary plus bonus in excess of $100,000.

                                                                                                Long Term
                                              Annual Compensation                              Compensation
                                            ----------------------         -----------------------------------------------
                                                                                            Securities
                                                                                            Underlying        All Other
                                                          Salary            Bonus            Options        Compensation
Name and Principal Position                  Year            ($)             ($)               (#)               ($)
                                            ------    --------------------------------------------------------------------
Stephen W. Ensign,
President and
Chief Executive Officer ...................  2001         $192,500         $      -                -         $ 19,702(1)
                                             2000         $185,000         $ 16,500                -         $ 18,945
                                             1999         $165,000         $ 24,750            3,500         $ 17,034

Stephen R. Theroux,
Executive Vice President,
Chief Operating Officer and
Corporate Secretary .......................  2001         $146,500         $      -                -         $ 15,102(1)
                                             2000         $135,000         $ 11,900                -         $ 13,945
                                             1999         $119,000         $ 17,850            3,500         $ 12,454

Daryl J. Cady,
Senior Vice President and
Chief Financial Officer ...................  2001         $112,500         $ 11,250                -         $     58(1)
                                             2000         $102,500         $  9,000                -         $    872
                                             1999         $ 90,000         $ 13,500            3,500         $    418

__________________________
(1) Includes contributions made by LSB to LSB's Profit Sharing-Stock Ownership Plan, a plan qualified under Sections 401(a) and (k) of the Internal Revenue Code, amounting to $452, $452 and $58, respectively, and amounts credited on behalf of the Named Executive Officers to LSB's Supplemental Executive Retirement Plan, a nonqualified, unfunded deferred compensation plan for Messrs. Ensign and Theroux for the year ended December 31, 2001 amounting to $19,250 and $14,650, respectively.

          Employment Contracts and Termination of Employment Agreements

         The Company and LSB have entered into parallel employment agreements with Stephen W. Ensign as Chief Executive Officer. The employment agreements are for a period of five years and the agreement with the Company extends automatically each day unless either the Company or Mr. Ensign gives contrary written notice in advance. For 2002, the Board has set Mr. Ensign's salary at $198,000. The employment agreements provide for participation in discretionary bonuses, retirement and employment benefit plans and other fringe benefits available to executive employees of the Company and LSB.

         The Board of Directors may terminate the employment agreements of Mr. Ensign at any time with or without cause. However, termination without cause or following a change in control of NHTB or LSB would subject NHTB to liability for severance benefits in an amount equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional five years. These same severance benefits would be payable to the executive if the executive resigns during the term of his employment agreement due to a material reduction in the executive's position, authority duties or responsibilities; involuntary relocation of the executive's place of employment to a location more than 30 miles from his current place of employment; a liquidation or dissolution of NHTB or LSB; or any material breach of the employment agreement by NHTB or LSB. Change in control for purposes of the agreement occurs when any person becomes the beneficial owner of 20% or more of the voting shares of NHTB's outstanding securities undergoes a change of control within the meaning of certain applicable laws or, if as a result of or in connection with any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, a majority of the Board of Directors is not constituted by individuals who were directors before such transaction. If the executive's employment terminates due to disability as defined in the agreements, the executive shall be entitled to a maximum of three-fourths of the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional five years.

     The Company and LSB have also entered into parallel employment agreements with Stephen R. Theroux, Executive Vice President, Chief Operating Officer and Corporate Secretary of the Company and LSB. The benefits provided for in Mr. Theroux's agreements are identical to those provided to Mr. Ensign except for the level of base salary. Change in control has the same meaning in Mr. Theroux's employment agreements as it does in Mr. Ensign's employment agreements. Mr. Theroux's annual base salary for fiscal 2002 has been set at $150,000.

     If NHTB or LSB experiences a change in ownership or control as contemplated under Section 280G of the Internal Revenue Code, a portion of the severance benefits provided under the employment agreements might constitute an "excess parachute payment" under current federal tax laws. Federal tax laws impose a 20 percent excise tax, payable by the executive, on excess parachute payments. Under the employment agreements, NHTB would reimburse the executive for the amount of the excise tax and all income and excise taxes imposed on the reimbursement so that he will retain approximately the same net-after tax amounts under the employment agreement that he would have retained if there was no 20 percent excise tax. The effect of this provision is that NHTB, rather than the executive, bears the financial cost of the excise tax. Neither NHTB, nor LSB could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

                                Stock Option Plan

     Long-term incentives are provided to the Named Executive Officers through awards made under the Stock Option Plans established by NHTB from time to time. Currently, 208,855 shares remain available for the issuance of option awards under NHTB's 1998 Stock Option Plan. All salaried employees and directors are eligible to be granted options under the 1998 Plan. The 1998 Plan provides for the issuance of "incentive stock options" qualified under Section 422 of the Internal Revenue Code and "non-qualified stock options." The 1998 Plan is administered by a committee of the Board of LSB, which has the authority to select the employees and directors who will be awarded options and determine the amount and other conditions of such awards subject to the terms of the Plans.

     No option issued under the Option Plans is exercisable after the tenth anniversary from the date it was granted. During the optionee's lifetime, only the optionee can exercise the option. The optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution. Pursuant to Section 422 of the Code as to incentive stock options, the aggregate fair market value of the stock for which any employee may be granted options, which first become exercisable in any calendar year generally may not exceed $100,000. In addition, no grant may be made to any employee owning more than 10% of the shares of NHTB unless the exercise price is at least 110% of the share's fair market value and such option is not exercisable more than five years following the option grant.

     NHTB will receive no monetary consideration for the granting of options under the Option Plans.

Upon the exercise of options, NHTB receives payment from optionees in exchange for shares issued. During the last fiscal year, NHTB did not adjust or amend the exercise price of stock options previously awarded.

         The following table provides information with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the last fiscal year.

     Aggregate Option Exercises in Last Fiscal Year, and Fiscal Year-End Option Values

                                                                       Value of
                                                     Number of      Unexercised
                                                    Unexercised     In-the-Money
                                                    Options at       Options at
                         Shares                     FY-End (#)       FY-End ($)
                        Acquired         Value     Exercisable/     Exercisable/
          Name        on Exercise(#)  Realized($) Unexercisable   Unexercisable(2)
-------------------------------------------------------------------------------------
Stephen W. Ensign(1)          8,855        53,130       13,500           39,063
Stephen R. Theroux(1)             -             -        7,000            3,150
Daryl J. Cady(1)                  -             -        8,500           11,438

___________________
(1)      All unexercised options are exercisable.

(2) Based upon a market price of $15.65 per share at December 31, 2001, minus the exercise price.

                                 Retirement Plan

         LSB provides eligible employees with a qualified defined benefit plan (the "Retirement Plan") designed to meet the requirements of Section 401(a) of the Internal Revenue Code and the Employee Retirement Income Security Act ("ERISA"). Eligible employees must be at least 21 years of age and must have been employed by LSB for at least one year. Eligible employees are 100% vested after six years participation. Directors of LSB are not eligible to participate in the Retirement Plan. During 2001, all eligible employees of LSB and its subsidiaries participated in the Retirement Plan. After attainment of normal retirement age (i.e., age 65), a vested participant is entitled to receive normal retirement benefits based upon years of service and level of compensation. At December 31, 2001, Mr. Ensign had 30 years of service, Mr. Theroux had 14 years of service and Ms. Cady had 16 years of service under the Retirement Plan. The Retirement Plan is funded entirely by contributions from LSB. The amounts of annual contributions are determined based on an actuarial analysis of an annual census of LSB's eligible employees and their salaries at December 31 of each year.

         The following table illustrates annual pension benefits for retirement at age 65 under the most advantageous Plan provisions available for various levels of compensation and years of service. Benefits are computed based on an average of an employee's highest three consecutive years of salary during employment. There is no Social Security or other offset amount. The figures in this table are based upon the assumption that the Plan continues in its present form and certain other assumptions regarding employee participation.

                       Estimated Annual Benefits Payable for Life

                             Years of Service at Retirement (Age 65)
                   ------------------------------------------------------
   Average
Annual Pay(1)      10 Years   15 Years    20 Years    25 Years    30 Years
-------------      --------   --------    --------    --------    --------
$  50,000        $   7,300     11,000      14,700      16,100      16,100
   70,000           11,200     16,800      22,500      24,700      24,700
   90,000           15,100     22,700      30,300      33,300      33,300
  110,000           19,000     28,500      38,100      41,900      41,900
  130,000           22,900     34,400      45,900      50,400      50,400
  150,000           26,800     40,200      53,700      59,000      59,000
  160,000           28,800     43,200      57,600      63,300      63,300
  170,000           30,700     46,100      61,500      67,600      67,600

---------------------
(1) The definition of pay taken into account for determining benefit payments under the Plan includes substantially the same items of compensation reflected in the Annual Compensation column of the Summary Compensation Table set forth above, but limited to the annual amount that may be taken into account under Section 401(a)(17) of the Code ($170,000 for 2001). Post 1991 benefit accrual is based on a maximum of 22 years of service.

         Security Ownership of Certain Beneficial Owners and Management

Principal Shareholders of the Company

         The following table sets forth, as of February 14, 2002, certain information as to the Company's Common Stock beneficially owned by persons owning in excess of 5% of the outstanding shares of the Company's Common Stock. We know of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of the Company's Common Stock as of February 14, 2002. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission and with the Company pursuant to the Securities Exchange Act of 1934, as amended and on information presented to management. Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of any shares of Common Stock: (1) over which he or she has or shares, directly or indirectly, voting or investment power; or
(2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after February 14, 2002. As used in this proxy statement, "voting power" is the power to vote or direct the voting of shares and "investment power" includes the power to dispose or direct the disposition of shares.

                                                    Amount and Nature of
   Title       Name and Address of Beneficial Owner Beneficial Ownership Percent
-------------- ------------------------------------ -------------------- -------
Common Stock,  Jeffrey L. Gendell                            105,100(1)     5.4%
$.01 par value Tontine Financial Partners, L.P.
               Tontine Management, L.L.C.
               200 Park Avenue, Suite 3900
               New York, NY 10166

-------------------------

(1) As reported by Jeffrey L. Gendell, Tontine Financial Partners, L.P. and Tontine Management, L.L.C. in a Schedule 13D dated August 20, 2001, which reported shared voting power and shared investment power with respect to 105,100 shares of Common Stock as of August 20, 2001. Tontine Financial Partners, L.P. is a private investment limited partnership. Tontine Mangement L.L.C. is the general partner of Tontine Financial Partners, L.P. Mr. Gendell serves as Managing Member of Tontine Management, L.L.C.

Security Ownership of Management

The following table shows the number of shares of the Company's Common Stock, beneficially owned by each director and executive officer, and all directors and executive officers of the Company as a group, as of February 14, 2002.

              Directors, Nominees, and                            Number of Shares and Nature of        Percentage of
                 Executive Officers                                   Beneficial Ownership               Total Shares
--------------------------------------------------------------    ------------------------------        -------------
Leonard R. Cashman ............................................            12,426(1)                            *
Stephen W. Ensign .............................................            52,351(2)                         3.00%
John A. Kelley, Jr ............................................            15,552(3)                            *
John J. Kiernan ...............................................            22,982(4)                         1.46%
Peter R. Lovely ...............................................            37,714(5)                         1.89%
Dennis A. Morrow ..............................................            24,398(6)                         1.24%
Jack H. Nelson ................................................            18,658(7)                            *
Stephen R. Theroux ............................................            25,552(8)                         1.32%
Kenneth D. Weed ...............................................            25,956(9)                         1.31%
Joseph B. Willey ..............................................            64,829(10)                        3.26%
Daryl J. Cady .................................................            10,224(11)                           *
Total owned by Directors, Nominees and Executive Officers as
   a group (11 persons) .......................................           310,642(2)(8)(11)                 15.28%

__________________________
*     Less than 1%.

(1) Includes 3,717 shares held jointly by Mr. Cashman and his wife with shared voting and investment power, 3,709 shares for which he has sole voting and investment power and 5,000 shares subject to outstanding options.

(2) Includes 27,123 shares held jointly by Mr. Ensign and his wife with shared voting and investment power, 200 shares held by Mr. Ensign as custodian for his minor child under the Uniform Gift to Minors Act for which he has sole voting and investment power, 6,970 shares held in a Supplemental Executive Retirement Plan, 4,558 shares held in the Company's 401(k) plan and 13,500 shares subject to outstanding options.

(3) Includes 10,552 shares held jointly by Mr. Kelley and his wife with shared voting and investment power and 5,000 shares subject to outstanding options.

(4) Includes 14,212 shares held jointly by Mr. Kiernan and his wife with shared voting and investment power, with 94 shares held by his wife in addition to 1,788 shares held in a spousal IRA for which his wife has sole voting and investment power and to which Mr. Kiernan disclaims beneficial ownership, 90 shares in addition to 1,798 shares held in an IRA for which he has sole voting and investment power and 5,000 shares subject to outstanding options.

(5) Includes 18,107 shares held jointly by Mr. Lovely and his wife with shared voting and investment power, with 300 shares held individually by his wife in addition to 1,298 shares held in a spousal IRA for which his wife has sole voting and investment power to which Mr. Lovely disclaims beneficial ownership, with 2,400 shares in addition to 13,109 shares held in an IRA for which he has sole voting and investment power and 2,500 shares subject to outstanding options.

(6) Includes 10,700 for which he has sole voting and investment power, with 4,698 shared held in an IRA and 9,000 shares subject to outstanding options.

(7) Includes 13,658 for which he has sole voting and investment power and 5,000 shares subject to outstanding options.

(8) Includes 9,808 shares held jointly by Mr. Theroux and his wife with shared voting and investment power, 5,087 shares held in a Supplemental Executive Retirement Plan, 3,657 shares held in the Company's 401(k) plan and 7,000 shares subject to outstanding options.

(9) Includes 7,478 shares held in trust by Mr. Weed's wife, with 7,478 shares for which he has sole voting and investment power and 11,000 shares subject to outstanding options.

(10) Includes 15,323 shares held jointly by Mr. Willey and his wife with shared voting and investment power, 24,582 shares held by Mr. Willey as custodian for his minor children under the Uniform Gift to Minors Act for which he has sole voting power, 689 shares and 19,235 shares held in an IRA for which he has sole voting and investment power and 5,000 shares subject to outstanding options.

(11) Includes 1,724 shares held in the Company's 401(k) plan and 8,500 shares subject to outstanding options.

                 Certain Transactions with Management and Others

      LSB maintains a policy that loans to Directors, Executive Officers and principal shareholders must be made on substantially the same terms as those prevailing for loans to unrelated parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Board of Directors approval (with the interested person abstaining) is required on aggregate loans to such persons in excess of 5% of LSB's unimpaired capital and surplus, or more than $500,000. In addition, a limit has been imposed on aggregate loans to an Executive Officer of the higher of 2.5% of LSB's capital and unimpaired surplus but no more than $100,000 excluding certain home and education loans.

                 Compliance with Section 16 of the Exchange Act

      Section 16(a) of the Exchange Act requires that the Company's directors, executive officers, and any person holding more than ten percent of the Company's Common Stock file with the SEC reports of ownership changes, and that such individuals furnish the Company with copies of the reports.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that all of our executive officers and directors complied with all Section 16(a) filing requirements applicable to them.

              Proposal 2 - Ratification of Appointment of Auditors

      The Board of Directors has appointed Shatswell, MacLeod & Company, P.C. as our independent public auditors for the Company for the fiscal year ending December 31, 2002, and we are asking stockholders to ratify the appointment.

      One or more representatives of Shatswell, MacLeod & Company, P.C. are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

      The Board of Directors Recommends That the Shareholders Vote for Ratification of the Appointment of Shatswell, MacLeod & Company, P.C. as Independent Auditors.

      A majority of the votes cast is required for ratification. If the shareholders fail to ratify the appointment, such action will be considered as a direction to the Board of Directors to select another independent auditing firm.

Independent Accountants

      General. Shatswell, MacLeod & Company, P.C. served as independent public accountants for the purpose of auditing the Company's consolidated financial statements for the year ended December 31, 2001 and will continue to serve as the Company's independent accountants for the year ended December 31, 2002. A representative of Shatswell, MacLeod & Company, P.C. is expected to be present at the annual meeting to answer questions concerning the financial statements presented and will be permitted to make a statement at the meeting.

      Audit Fees. The aggregate fees of Shatswell, MacLeod & Company, P.C. for the audit of the Company's financial statements at and for the year ended December 31, 2001 and reviews of the Company's Quarterly Reports on Form 10-Q were $47,835, of which an aggregate amount of $9,000 has been billed through December 31, 2001.

      Financial Information Systems Design and Implementation Fees. The aggregate fees for professional services for financial information systems design and implementation rendered by Shatswell, MacLeod & Company, P.C. to the Company for the year ended December 31, 2001 were $5,413, of which an aggregate amount of $5,413 has been billed through December 31, 2001.

      All Other Fees. The aggregate fees for services other than those discussed above rendered by Shatswell, MacLeod & Company, P.C. to the Company for the year ended December 31, 2001 were $31,675, of which an aggregate amount of $31,675 has been billed through December 31, 2001.

                                 Other Business

      We know of no other business, which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named as proxies in the enclosed proxy card to vote the shares represented thereby in accordance with their best judgment and in their discretion, and authority to do so is included in the proxy.

                             Additional Information

Information About Stockholder Proposals

      If you wish to submit proposals to be included in our 2002 proxy statement for the 2003 Annual Meeting of Stockholders, we must receive them by November 1, 2002, pursuant to the proxy soliciting regulations of the SEC. SEC rules contain standards as to what stockholder proposals are required to be in the proxy statement. Any such proposal will be subject to 17 C.F.R. ss.240.14a-8 of the rules and regulations promulgated by the SEC.

      In addition, under the Company's Bylaws, if you wish to nominate a director or bring other business before an annual meeting:

      You must be a stockholder of record and have given timely notice in writing to the Secretary of the Company.

      Your notice must contain specific information required in our Bylaws.

                                        By Order of the Board of Directors,

                                        /s/ Stephen R. Theroux
                                        --------------------------
                                        Stephen R. Theroux
                                        Executive Vice President &
                                        Corporate Secretary

Newport, New Hampshire
March 8, 2002

To Assure That Your Shares are Represented at the Annual Meeting, Please Complete, Sign, Date and Promptly Return the Accompanying Proxy Card in the Postage-paid Envelope Provided.

 New Hampshire Thrift Bancshares, Inc.                                 REVOCABLE
 PROXY

     This Proxy is solicited on behalf of the Board of Directors of New Hampshire Thrift Bancshares, Inc. for the Annual Meeting of Stockholders to be held on April 11, 2002.

     The undersigned stockholder of New Hampshire Thrift Bancshares, Inc. hereby appoints John A. Kelley, Jr. and Stephen R. Theroux, and each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of New Hampshire Thrift Bancshares, Inc. held of record by the undersigned on February 14, 2002, at the 2002 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Eastern Standard Time, on April 11, 2002, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the 2002 Annual Meeting of Stockholders and Proxy Statement, dated March 8, 2002, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election of all nominees listed in Item 1 and FOR the proposal listed in Item 2.

            PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE
                AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

The Board of Directors unanimously recommends a vote "FOR" all of the nominees named in Item 1 and a vote "FOR" proposal in Item 2.

Please mark      [X]
your votes as
indicated in
this example


1. Election of three directors:                FOR
                                               all nominees
Nominees:                                      (except as    WITHHOLD
01 Leonard R. Cashman,                         otherwise     for all
02 Stephen W. Ensign and                       indicated)    nominees
03 Dennis A. Morrow for terms of three years.      [_]          [_]


(Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee's name in the space provided)

--------------------------------------------------------------


2. Ratification of the appointment             FOR  AGAINST  ABSTAIN
   of Shatswell MacLeod & Co., P.C.            [_]    [_]      [_]
   as independent auditors for the
   fiscal year ending December 31,
   2002.


                             I will attend the Annual Meeting. [_]


The undersigned hereby acknowledges receipt of the Notice of the 2002 Annual Meeting of Stockholders and the Proxy Statement, dated March 8, 2002 for the 2002 Annual Meeting.

----------------------------------------------------------------------
                                    Signature

----------------------------------------------------------------------
                                    Signature

Dated:__________________2002______________________________,

Please sign  exactly as your name  appears on this proxy.
Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE